UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 18, 2007

Peoples Bancorp of North Carolina, Inc.
(Exact Name of Registrant as Specified in Its Charter)

North Carolina
(State or Other Jurisdiction of Incorporation)

000-27205	56-2132396
(Commission File No.)	(IRS Employer Identification No.)

518 West C Street, Newton, North Carolina	28658
(Address of Principal Executive Offices)	(Zip Code)

(828) 464-5620
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Peoples Bancorp of North Carolina, Inc.

INDEX

Page
Item 8.01 - Other Matters	3

Item 9.01 - Financial Statements and Exhibits	3

Signatures	4

Exhibit (99)(a) Press release dated May 18, 2007	5

Item 8.01.	Other Matters

               On April 19, 2007, the Board of Directors of Peoples Bancorp of North Carolina, Inc. authorized a 3-for-2 stock split and on May 17, 2007, the Board declared a cash dividend at $0.09 per share. As a result of the stock split, the share holdings of each shareholder will be adjusted so that each shareholder will become the owner of three shares of common stock for every two shares of common stock they hold as of the record date. Shareholders will receive a cash payment in lieu of any fractional shares resulting from the stock split. The cash dividend authorized on May 17, 2007, will be paid based on the number of shares held by shareholders as adjusted by the stock split.

On May 18, 2007, the Board of Directors of Peoples Bancorp of North Carolina, Inc. announced that the stock split and cash dividend will be delivered and paid simultaneously on June 15, 2007. The record date for the stock split and the cash dividend is June 4, 2007.

A copy of the press release announcing the cash dividend and the record date and payment date of both the stock split and the cash dividend is attached hereto as Exhibit (99)(a) and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

(99)(a)	Press release, dated May 18, 2007

Disclosure about forward-looking statements

This Form 8-K may contain forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, changes in interest rate environment, management’s business strategy, national, regional, and local market conditions and legislative and regulatory conditions.

Readers should not place undue reliance on forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. Readers should also carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Date: May 23, 2007	By:	/s/ A. Joseph Lampron
A. Joseph Lampron
Executive Vice President and Chief Financial Officer